Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Milestone Scientific Inc. on Form S-3 (No. 333-209466 and No. 333-231178), and Form S-8 File (No. 333-134245,  No. 333-40413, No.333-252100, and No. 333-257895) of Milestone Scientific Inc. of our report dated March 31, 2022, with respect to our audit of the consolidated financial statements as of and for the year ended December 31, 2021 which was included in the Company’s Annual Report on Form 10-K filed for the year ended December 31, 2022.

We resigned as auditors on September 12, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements for the periods after the date of our resignation.

/s/ Freidman LLP

Friedman LLP

East Hanover, New Jersey

March 30, 2023